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                                                         EXHIBIT 16

SCHEDULE OF COMPUTATION OF PERFORMANCE
QUOTATIONS IN CALCULATION OF PERFORMANCE DATA

     The average annual compounded total return on investments is calculated as follows:

                                n
                        P(1 + T)  = ERV


 1 Year  1000 (1 + T)1  = $1,279.08=   27.9%
 5 Years 1000 (1 + T)5  = $2,060.94=   15.6%
10 Years 1000 (1 + T)10 = $3,144.03=   12.1%


     The cumulative total return on investments is calculated as follows:

                           CTR = ERV-P
                                 -----  100
                                   P

 1 Year   (1,279.08- 1000)   100 =   27.9%
               1000

 5 Year   (2,060.94- 1000)   100 =  106.1%
               1000

 10 Year  (3,144.03- 1000)   100 =  214.4%
               1000


see "Calculation of Performance Data" in the Statement of Additional Information for a legend defining the symbols.